NEWS RELEASE

Coeur Reports First Quarter 2023 Results
Reaffirms Full-Year 2023 Guidance

Chicago, Illinois - May 10, 2023 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported first quarter 2023 financial results, including revenue of $187 million and cash flow from operating activities of $(35) million. The Company reported GAAP net loss from continuing operations of $25 million, or $0.08 per share. On an adjusted basis1, Coeur reported EBITDA of $25 million, cash flow from operating activities before changes in working capital of $6 million and net loss from continuing operations of $33 million, or $0.11 per share.

Key Highlights
•First quarter production stronger than expected and in-line with 2023 guidance – Solid performances at Palmarejo, Rochester and Wharf offset lower production levels at Kensington, leading to total production of 69,039 ounces of gold and 2.5 million ounces of silver. Production levels are expected to increase during the second half of the year due to mine plan sequencing as well as the anticipated ramp-up and commissioning of the Rochester expansion
•Rochester expansion remains on-track for mid-year construction completion – Coeur began stacking ore on the new Stage VI leach pad and achieved mechanical completion of the new Merrill-Crowe process plant ahead of schedule during the first quarter. As of March 31, 2023, the project was 82% complete and approximately $634 million of the estimated project capital had been committed, of which $560 million had been incurred
•Balance sheet well-positioned to support remaining Rochester expansion capital requirements – The Company ended the quarter with total liquidity of approximately $382 million, including $67 million of cash, $300 million of available capacity under its $390 million revolving credit facility (“RCF”)2 and $15 million of marketable securities. The Company further bolstered its hedging program with approximately 158,000 ounces of gold hedged at $1,968 per ounce and roughly 3.7 million ounces of silver hedged at $25.04 per ounce in 2023
•Exploration success continues at Silvertip and Kensington – The deepest hole ever drilled at Silvertip targeting a magnetic anomaly and potential heat source was successfully completed during the quarter showing occurrences of intrusive porphyry and higher temperature mineralogy. Silvertip continues to impress with its high silver, zinc and lead grades as well as signs of other critical minerals such as indium, germanium and gallium contained in the deposit. At Kensington, drilling indicates that new mineralized zones identified in Upper Kensington continue, suggesting promising potential for further mine life increases

“Coeur’s first quarter results reflect strong overall production and cost management, which positions us well relative to our full-year guidance ranges,” said Mitchell J. Krebs, President and Chief Executive Officer. “Importantly, the major expansion taking place at our Rochester operation in Nevada remains on-track for a mid-year construction completion despite experiencing extreme winter weather during the first quarter. Even with the weather, Rochester’s operating results were ahead of plan and significantly stronger year-over-year, reflecting higher grades and throughput rates. With the second quarter representing the last quarter of elevated capital to complete the Rochester expansion and a balance sheet well-positioned to support this remaining investment, we look forward to an expected major inflection point during the second half of 2023 as production from Rochester begins to ramp up.
“As Coeur celebrates its 95th birthday throughout 2023, the Company is well-positioned for an exciting and successful next chapter. Coupled with robust exploration and prudent capital investments aimed at extending mine lives across the rest of the portfolio, we believe Coeur offers a unique value proposition in our sector: an American silver and gold producer operating exclusively in North America with significant opportunities for growth over the near and long term.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce metrics)	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Gold Sales	$127.1	$157.6	$139.2	$146.6	$129.5
Silver Sales	$60.2	$52.5	$43.8	$57.5	$59.0
Consolidated Revenue	$187.3	$210.1	$183.0	$204.1	$188.4
Costs Applicable to Sales[3]	$153.1	$159.3	$163.2	$150.7	$133.3
General and Administrative Expenses	$12.1	$10.2	$9.7	$9.3	$10.3
Net Income (Loss)	$(24.6)	$49.0	$(57.4)	$(77.4)	$7.7
Net Income (Loss) Per Share	$(0.08)	$0.17	$(0.21)	$(0.28)	$0.03
Adjusted Net Income (Loss)[1]	$(33.1)	$(17.5)	$(44.7)	$(13.1)	$(13.8)
Adjusted Net Income (Loss)[1] Per Share	$(0.11)	$(0.06)	$(0.16)	$(0.05)	$(0.05)
Weighted Average Shares Outstanding	301.0	284.5	278.1	278.0	263.6
EBITDA[1]	$16.2	$84.9	$(20.5)	$(32.8)	$40.4
Adjusted EBITDA[1]	$25.1	$35.9	$18.3	$43.3	$41.5
Cash Flow from Operating Activities	$(35.0)	$28.5	$(19.1)	$22.6	$(6.4)
Capital Expenditures	$74.0	$113.1	$96.6	$73.2	$69.5
Free Cash Flow[1]	$(109.0)	$(84.5)	$(115.7)	$(50.6)	$(75.9)
Cash, Equivalents & Short-Term Investments	$67.0	$61.5	$75.4	$74.2	$73.3
Total Debt[4]	$494.1	$515.9	$635.7	$547.5	$485.5
Average Realized Price Per Ounce – Gold	$1,794	$1,787	$1,702	$1,729	$1,721
Average Realized Price Per Ounce – Silver	$23.25	$21.14	$19.09	$22.61	$24.06
Gold Ounces Produced	69,039	87,727	83,438	83,772	75,409
Silver Ounces Produced	2.5	2.4	2.4	2.5	2.5
Gold Ounces Sold	70,866	88,189	81,782	84,786	75,211
Silver Ounces Sold	2.6	2.5	2.3	2.5	2.5
Adjusted CAS per AuOz[1]	$1,381	$1,270	$1,318	$1,207	$1,169
Adjusted CAS per AgOz[1]	$15.83	$15.57	$14.52	$15.09	$14.95

Financial Results
First quarter 2023 revenue totaled $187 million compared to $210 million in the prior period and $188 million in the first quarter of 2022. The Company produced 69,039 and 2.5 million ounces of gold and silver, respectively, during the quarter. Metal sales for the quarter totaled 70,866 ounces of gold and 2.6 million ounces of silver. Average realized gold and silver prices for the quarter were $1,794 and $23.25 per ounce, respectively, compared to $1,787 and $21.14 per ounce in the prior period and $1,721 and $24.06 per ounce in the first quarter of 2022.
Gold and silver sales represented 68% and 32% of quarterly revenue, respectively, compared to 75% and 25% in the prior period. The Company’s U.S. operations accounted for approximately 56% of first quarter revenue compared to 67% in the fourth quarter of 2022.
Costs applicable to sales3 decreased 4% quarter-over-quarter to $153 million, largely due to lower production in the period. General and administrative expenses increased slightly quarter-over-quarter to $12 million.
Coeur invested approximately $7 million ($5 million expensed and $2 million capitalized) in exploration during the quarter, compared to roughly $9 million ($8 million expensed and $2 million capitalized) in the prior period. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.
The Company recorded income tax expense of approximately $11 million during the first quarter. Cash income and mining taxes paid during the period totaled approximately $17 million, including $9 million for payment of the annual Mexican mining royalty tax. As of December 31, 2022, Companywide U.S. net operating loss carryforwards totaled approximately $535 million.
Quarterly operating cash flow totaled $(35) million compared to $29 million in the prior period, mainly driven by lower metal sales and unfavorable changes in working capital. Changes in working capital during the quarter were $(41) million, compared to $9 million in the prior period, reflecting the timing of tax payments in Mexico and semi-annual interest payments on the Company’s 2029 5.125% Senior Notes.
Capital expenditures decreased 35% quarter-over-quarter to $74 million as a result of timing of payments on Rochester expansion capital. Expenditures related to the expansion project at Rochester totaled $47 million during the first quarter compared to $89 million in the fourth quarter of 2022. Sustaining and development capital expenditures accounted for approximately 33% and 67%, respectively, of Coeur’s total capital investment during the quarter.

Capital Project Update
Rochester Expansion
As of March 31, 2023, the Company had committed approximately $634 million of capital since inception of the project and approximately $560 million of the estimated project cost had been incurred. At the end of the first quarter, the project was 82% complete.
The Company estimates the total capital cost for the project will likely be around the high end of the $650 - $670 million guidance range, which primarily reflects the impacts of extreme winter weather on construction productivity during the first quarter. Mechanical completion remains on target for mid-2023 with ramp-up and commissioning expected to take place during the second half of the year. The Company expects capital expenditures related to the Rochester expansion to be approximately $197 - $207 million during 2023, with roughly 70% incurred during the first half of the year. Key elements of the project timeline in 2023 are highlighted below:

Target Completion Date
Placing Ore on Stage VI Leach Pad	1Q ✓
Merrill-Crowe Mechanical Completion	2Q ✓ (Completed in 1Q)
Crushing Circuit Inauguration	3Q
Commission and Ramp-Up Completion	Year-End

Coeur achieved several key milestones at the Rochester expansion during the quarter. Notably, the Company began placing ore on the new Stage VI leach pad on February 1 and achieved mechanical completion of the Merrill-Crowe process plant on March 31, ahead of its second quarter target completion date. Coeur also energized the 63-kilovolt power system and achieved mechanical completion of the crusher corridor electrical substation.

In addition to achieving mechanical completion ahead of schedule, progress on the Merrill-Crowe plant included (i) completion of the leach recirculation system which will deliver solution to the Stage VI leach pad, (ii) advancement of pre-commissioning of power and process systems, and (iii) completion of control systems programming and acceptance testing.
Coeur also continued to make solid progress on the crusher corridor with the start of steel erection and equipment setting for the pre-screen and further advancement of concrete work in the primary crusher area. Other work on the crusher corridor included (i) stacker steel and conveyor erection at the primary, secondary and tertiary stockpiles, (ii) topping out of the steel erection at both the secondary and tertiary crushers, (iii) continuation of piping and electrical installation across the crusher corridor, and (iv) completion of control systems programming with acceptance testing now well advanced.

Balance Sheet and Liquidity Update
Coeur ended the quarter with total liquidity of approximately $382 million, including $67 million of cash, $300 million of available capacity under its $390 million RCF2 subject to certain financial covenants, and $15 million of marketable securities.

Hedging Update
During the first quarter, the Company added to its hedge position by executing additional gold and silver hedges of its expected 2023 gold production. In the second quarter, Coeur executed additional hedges on 1.3 million ounces of its expected 2023 silver production. The Company’s hedging strategy continues to focus on mitigating risk during this period of capital intensity. An overview of the hedges in place is outlined below.

	2Q 2023	3Q 2023	4Q 2023	Total 2023
Gold Ounces Hedged	46,500	55,749	55,749	157,998
Avg. Forward Price ($/oz)	$1,948	$1,977	$1,977	$1,968
Silver Ounces Hedged	1,245,000	1,245,000	1,245,000	3,735,000
Avg. Forward Price ($/oz)	$24.30	$25.34	$25.47	$25.04

Rochester LCM Adjustment
Coeur reports the carrying value of metal and leach pad inventory at the lower of cost or net realizable value, with cost being determined using a weighted average cost method. Decreases in the market price of gold and silver can affect the value of metal inventory, stockpiles and leach pads, and it may be necessary to record a write-down to the net realizable value, as well as impact carrying value of long-lived assets. At the end of the first quarter, the cost of ore on leach pads at Rochester exceeded its net realizable value which resulted in a lower of cost or market (“LCM”) adjustment of $14 million (approximately $13 million in costs applicable to sales2 and $1 million of amortization).

Operations
First quarter 2023 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Tons milled	533,606	554,247	538,750	539,600	565,211
Average gold grade (oz/t)	0.052	0.051	0.049	0.054	0.056
Average silver grade (oz/t)	4.02	3.16	3.53	3.95	3.87
Average recovery rate – Au	90.1%	92.4%	93.3%	92.4%	90.6%
Average recovery rate – Ag	81.7%	85.0%	84.9%	84.2%	83.0%
Gold ounces produced	25,118	25,935	24,807	27,109	28,931
Silver ounces produced (000’s)	1,752	1,489	1,612	1,795	1,813
Gold ounces sold	25,970	25,252	24,378	29,285	28,242
Silver ounces sold (000’s)	1,795	1,490	1,554	1,855	1,796
Average realized price per gold ounce	$1,564	$1,509	$1,447	$1,507	$1,419
Average realized price per silver ounce	$23.23	$21.10	$19.01	$22.56	$23.94
Metal sales	$82.3	$69.5	$64.8	$86.0	$83.1
Costs applicable to sales[3]	$49.3	$47.1	$43.2	$49.1	$43.2
Adjusted CAS per AuOz[1]	$926	$1,027	$948	$855	$730
Adjusted CAS per AgOz[1]	$13.94	$14.23	$12.67	$12.97	$12.43
Exploration expense	$1.3	$1.5	$1.8	$1.7	$1.6
Cash flow from operating activities	$11.5	$18.9	$12.9	$22.3	$34.3
Sustaining capital expenditures (excludes capital lease payments)	$8.6	$8.1	$10.8	$10.1	$13.6
Development capital expenditures	$1.6	$—	$—	$—	$—
Total capital expenditures	$10.2	$8.1	$10.8	$10.1	$13.6
Free cash flow[1]	$1.3	$10.8	$2.1	$12.2	$20.7
Operational
•First quarter gold and silver production totaled 25,118 and 1.8 million ounces, respectively, compared to 25,935 and 1.5 million ounces in the prior period and 28,931 and 1.8 million ounces in the first quarter of 2022
•Production during the quarter benefited from increased average grades, offset by lower average recoveries as well as decreased mill throughput
Financial
•First quarter adjusted CAS1 for gold and silver on a co-product basis decreased 10% and 2% to $926 and $13.94 per ounce, respectively, driven by higher metal sales
•Capital expenditures increased 26% quarter-over-quarter to $10 million, reflecting higher expenditures related to the open pit tailings backfill project as well as mining equipment purchases
•Free cash flow1 in the first quarter totaled $1 million compared to $11 million in the prior period as a result of increased capital expenditures as well as the payment of cash income and mining taxes totaling approximately $16 million
Exploration
•Exploration investment for the first quarter decreased to approximately $1 million (substantially all expensed), compared to roughly $2 million (substantially all expensed) in the prior period
•Exploration in the first quarter focused on mapping and sampling to expand the pipeline of targets for follow-up drilling in coming years. The focus of this program is to the east of the current operation and outside the gold stream area of interest

•One drill rig was active during the quarter focused on expansion drilling on the northwest extension of the Hidalgo zone (located at the northwest end of the Independencia deposit). In this portion of the system, three mineralized vein arrays have been identified — Hidalgo, Libertad and San Juan
•Coeur expects one drill rig to be active at Palmarejo in the second quarter focused on expansion drilling at the Hidalgo zone. Significant focus will continue to be on detailed, follow-up mapping programs
Other
•Approximately 33% of Palmarejo’s gold sales in the first quarter were sold under its gold stream agreement at a price of $800 per ounce. The Company anticipates approximately 30% - 40% of Palmarejo’s gold sales for 2023 will be sold under the gold stream agreement
Guidance
•Full-year 2023 production is expected to be 100,000 - 112,500 ounces of gold and 6.5 - 7.5 million ounces of silver
•CAS1 in 2023 are expected to be $900 - $1,050 per gold ounce and $14.25 - $15.25 per silver ounce
•Capital expenditures are expected to be $35 - $47 million, consisting primarily of underground development as well as development of the high compression thickener and other elements of the open pit backfill project

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Ore tons placed	2,456,586	2,754,118	3,551,353	4,236,459	4,377,873
Average silver grade (oz/t)	0.45	0.68	0.37	0.35	0.34
Average gold grade (oz/t)	0.003	0.003	0.004	0.003	0.003
Silver ounces produced (000’s)	761	973	745	689	655
Gold ounces produced	8,155	11,589	8,761	8,319	6,066
Silver ounces sold (000’s)	770	975	733	683	638
Gold ounces sold	8,349	11,646	8,725	8,071	5,928
Average realized price per silver ounce	$23.19	$21.10	$19.10	$22.42	$24.00
Average realized price per gold ounce	$1,922	$1,893	$1,852	$1,883	$1,864
Metal sales	$33.9	$42.6	$30.2	$30.5	$26.4
Costs applicable to sales[3]	$42.9	$44.1	$50.8	$38.0	$32.3
Adjusted CAS per AgOz[1]	$20.24	$17.60	$18.46	$20.85	$22.06
Adjusted CAS per AuOz[1]	$1,655	$1,596	$1,821	$1,763	$1,720
Exploration expense	$0.4	$0.6	$0.6	$1.5	$1.9
Cash flow from operating activities	$(13.5)	$(5.5)	$(13.7)	$(9.1)	$(19.7)
Sustaining capital expenditures (excludes capital lease payments)	$4.3	$3.0	$5.1	$4.5	$2.3
Development capital expenditures	$47.7	$89.3	$68.9	$42.5	$30.8
Total capital expenditures	$52.0	$92.3	$74.0	$47.0	$33.1
Free cash flow[1]	$(65.5)	$(97.8)	$(87.7)	$(56.1)	$(52.8)
Operational
•Silver and gold production in the first quarter totaled 761,346 and 8,155 ounces, respectively, compared to 973,000 and 11,589 ounces in the prior period and 655,176 and 6,066 ounces in the first quarter of 2022

•Higher production year-over-year is a result of improved performance from the current crushing system due to the additions of pre-screens and other operational improvements at the crusher and leach pad as well as improved average silver grades
•Tons placed decreased 11% quarter-over-quarter to roughly 2.5 million, roughly 43% of which were placed on the new Stage VI leach pad. The decrease in tons placed quarter-over-quarter was largely due to unfavorable weather conditions.
Financial
•First quarter adjusted CAS1 figures in the table above and highlighted below exclude the impact of an LCM adjustment totaling approximately $13 million related to the net realizable value of metal and leach pad inventory due to higher operating costs exceeding the lower market value of ounces under leach at Rochester
•First quarter adjusted CAS1 for silver and gold on a co-product basis totaled $20.24 and $1,655 per ounce, respectively, due to timing of maintenance on haul trucks, partially offset by decreased diesel prices
•Capital expenditures decreased 44% quarter-over-quarter to $52 million, reflecting timing of spending related to the Rochester expansion project
•Free cash flow1 in the first quarter totaled $(66) million compared to $(98) million in the prior period
Exploration
•Quarterly exploration investment decreased 36% quarter-over-quarter to approximately $1 million ($0.4 million expensed and $0.3 million capitalized)
•During the first quarter, Coeur focused on data organization and geologic logging, interpretation and modeling ahead of the mid-year resource calculations. This work will continue through next quarter with drilling planned for the second half of the year at the Rochester pit
•Additionally, work commenced on regional target assessment and ranking. The program will continue for the remainder of the year and systematically thereafter as geological knowledge and understanding of the district increases
Guidance
•Full-year 2023 production is expected to be 3.5 - 4.5 million ounces of silver and 35,000 - 50,000 ounces of gold. Production in 2023 is expected to be second half weighted with the construction completion of POA 11 occurring mid-year
•With the completion of the POA 11 expansion construction expected in mid-2023, the Company elected to defer providing cost guidance at Rochester until mid-year
•Capital expenditures are expected to be $228 - $252 million primarily due to investment in the Rochester expansion project, approximately 70% of which is weighted towards the first half of 2023

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Tons milled	153,337	183,410	175,246	175,722	165,968
Average gold grade (oz/t)	0.15	0.18	0.18	0.17	0.14
Average recovery rate	91.2%	92.4%	91.1%	91.6%	95.3%
Gold ounces produced	20,296	30,335	28,214	27,866	22,646
Gold ounces sold	20,902	30,863	27,609	27,666	22,834
Average realized price per gold ounce, gross	$1,983	$1,942	$1,808	$1,842	$1,967
Treatment and refining charges per gold ounce	$63	$38	$33	$34	$37
Average realized price per gold ounce, net	$1,920	$1,904	$1,775	$1,808	$1,930
Metal sales	$40.2	$58.8	$49.1	$50.3	$44.3
Costs applicable to sales[3]	$37.4	$39.2	$40.3	$39.3	$36.9
Adjusted CAS per AuOz[1]	$1,775	$1,265	$1,455	$1,399	$1,610
Prepayment, working capital cash flow	$(9.9)	$9.6	$(9.6)	$(0.1)	$10.1
Exploration expense	$1.0	$2.2	$2.8	$1.2	$0.4
Cash flow from operating activities	$(4.8)	$20.8	$(0.2)	$10.7	$10.9
Sustaining capital expenditures (excludes capital lease payments)	$10.7	$7.7	$7.1	$8.8	$7.9
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$10.7	$7.7	$7.1	$8.8	$7.9
Free cash flow[1]	$(15.5)	$13.1	$(7.3)	$1.9	$3.0
Operational
•Gold production in the first quarter totaled 20,296 ounces compared to 30,335 ounces in the prior period and 22,646 ounces in the first quarter of 2022
•Lower production during the first quarter was driven by decreased mill throughput due to challenges with mine sequencing and stope extraction timing as well as lower average gold grades and recoveries. A current focus on improving mine sequencing and stope timing is expected to allow for potentially improved average gold grade to be delivered to the mill in the second half of the year
Financial
•First quarter adjusted CAS1 totaled $1,775 per ounce compared to $1,265 per ounce in the prior period, reflecting decreased metal sales
•Capital expenditures increased 39% quarter-over-quarter to $11 million due to increased capital development to support the ongoing multi-year exploration program aimed at extending mine life
•Free cash flow1 in the first quarter totaled $(16) million compared to $13 million in the prior period
Exploration
•Exploration investment in the quarter totaled approximately $3 million ($1 million expensed and $2 million capitalized), compared to $3 million ($2 million expensed and $1 million capitalized) in the prior period
•During the quarter, four underground drill rigs were focused on expansion and infill drilling at Elmira, Kensington and Johnson
•The ongoing multi-year exploration program is already proving successful with a year and a half of mine life added as of year-end 2022
•A significant portion of the increase in mine life came from Upper Kensington (Zones 30, 30A and 30B). In 2023, Coeur aims to continue this success with further extensions of these zones. Assay results from first quarter drilling are still pending, but visual logging indicates that the mineralized zone continues

•While the initial focus of the multi-year program is to build immediate mine life at the known Kensington, Elmira and Johnson deposits, ongoing improvements in geological logging, data interpretation and geological modelling are outlining additional opportunities for potential growth immediately adjacent to these mining areas
Guidance
•Full-year 2023 production is expected to be 100,000 - 112,500 gold ounces
•CAS1 in 2023 are expected to be $1,500 - $1,700 per gold ounce
•Capital expenditures are expected to be $50 - $62 million, primarily related to the multi-year development and drilling program

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Ore tons placed	1,156,794	975,994	1,353,071	1,050,215	1,127,569
Average gold grade (oz/t)	0.032	0.024	0.019	0.015	0.025
Gold ounces produced	15,470	19,868	21,656	20,478	17,766
Silver ounces produced (000’s)	21	9	13	12	12
Gold ounces sold	15,645	20,428	21,070	19,764	18,207
Silver ounces sold (000’s)	24	17	8	6	16
Average realized price per gold ounce	$1,938	$1,895	$1,838	$1,886	$1,882
Metal sales	$30.9	$39.0	$38.9	$37.4	$34.7
Costs applicable to sales[3]	$23.5	$28.9	$28.9	$24.4	$20.9
Adjusted CAS per AuOz[1]	$1,466	$1,393	$1,357	$1,233	$1,118
Exploration expense	$—	$—	$—	$—	$—
Cash flow from operating activities	$1.9	$10.3	$6.9	$10.3	$5.5
Sustaining capital expenditures (excludes capital lease payments)	$—	$0.7	$0.3	$0.3	$0.2
Development capital expenditures	$0.1	$0.1	$0.2	$0.2	$1.2
Total capital expenditures	$0.1	$0.8	$0.5	$0.5	$1.4
Free cash flow[1]	$1.8	$9.5	$6.4	$9.8	$4.1
Operational
•Gold production in the first quarter totaled 15,470 ounces compared to 19,868 ounces in the prior period and 17,766 ounces in the first quarter of 2022, largely due to timing of ounces placed on the leach pads
•Tons placed and average gold grade increased 19% and 33% quarter-over-quarter, respectively. Higher placement rates reflect planned mine sequencing
Financial
•Adjusted CAS1 on a by-product basis increased 5% quarter-over-quarter to $1,466 per ounce, largely driven by lower metal sales
•Capital expenditures remained consistent quarter-over-quarter at less than $1 million
•Free cash flow1 in the first quarter totaled $2 million compared to $10 million in the prior period, reflecting lower metal sales
Exploration
•Exploration investment remained flat quarter-over-quarter
•Throughout 2023, the focus will be on geological modeling

Guidance
•Full-year 2023 production is expected to be 85,000 - 95,000 gold ounces
•CAS1 in 2023 are expected to be $1,200 - $1,350 per gold ounce
•Capital expenditures are expected to be $1 - $4 million

Exploration
Coeur had up to 6 active rigs across all sites during the first quarter, for a total investment of approximately $7 million ($5 million expensed and $2 million capitalized), compared to roughly $9 million ($8 million expensed and $2 million capitalized) in the prior period. The decrease in drilling activity was largely driven by prioritizing capital spending to complete the Rochester expansion project during the first half of 2023. The Company expects full year 2023 exploration investment to be approximately $40 - $50 million ($30 - $35 million expensed and $10 - $15 million capitalized), with the focus on Kensington and Silvertip. The Company has invested nearly $245 million in exploration over the last five years, which has materially added to reserves and resources across the portfolio.
Exploration investment at the Silvertip silver-zinc-lead exploration project in British Columbia, Canada in the first quarter totaled approximately $2 million (substantially all expensed) compared to roughly $3 million (substantially all expensed) in the prior period.
Since acquisition, exploration at Silvertip has been consistently successful, with measured and indicated resource tonnage increasing from approximately 2.6 million tons to 7.1 million tons. Multiple new zones have been discovered, providing a clear path to potentially significant resource growth for the foreseeable future. The Company anticipates a slower overall timeline to advance the Silvertip project, with the primary focus on growth and understanding of the overall deposit. Consistent with Silvertip’s status as a long-term exploration project, the Company reclassified its mineral reserves to measured and indicated resources as of year-end 2022.
Coeur plans to focus on compiling, analyzing and interpreting historical data during the first half of the year to increase the understanding of the geological context and mineralization system. Significant work on logging, data collection, analysis and interpretation is ongoing as part of this effort. A new detailed geological model is expected to be developed to support year-end resource calculations at the end of 2023. This work is already bearing fruit with new concepts and exploration targets emerging.
During the first quarter, one rig was active completing a deep drillhole targeting a magnetic anomaly and potential heat source. This is the deepest hole ever drilled at Silvertip, reaching over 1,500 meters downhole. Encouraging geology was intersected, particularly, in the last 250 meters of the hole where there was an increase in the occurrence of intrusive porphyry, change in alteration style to potassic alteration, higher temperature mineralogical assemblages and B-veins; all indications of potential proximity to a heat source. Assay results from this drill hole are still pending.
The Company expects to invest $10 - $14 million in exploration in 2023 at Silvertip, including $8 - $10 million and $2 - $4 million of expensed and capitalized drilling, respectively.

2023 Guidance
Gold and silver production is expected to increase compared to 2022, driven by the planned construction completion of POA 11 at Rochester mid-year as well as higher expected grades at Wharf due to mine sequencing and resource model enhancements. Overall cost guidance has increased compared to 2022 primarily driven by expected continued inflationary pressures on operating costs.
Additionally, with the completion of the POA 11 expansion construction expected in mid-2023, Coeur has elected to defer providing cost guidance at Rochester until mid-year. The Company expects to have an LCM adjustment at Rochester of roughly $10 - $15 million each remaining quarter of 2023.
2023 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Palmarejo	100,000 - 112,500	6,500 - 7,500
Rochester	35,000 - 50,000	3,500 - 4,500
Kensington	100,000 - 112,500	—
Wharf	85,000 - 95,000	—
Total	320,000 - 370,000	10,000 - 12,000

2023 Costs Applicable to Sales Guidance

	Gold	Silver
	($/oz)	($/oz)
Palmarejo (co-product)	$900 - $1,050	$14.25 - $15.25
Rochester (co-product)	—	—
Kensington	$1,500 - $1,700	—
Wharf (by-product)	$1,200 - $1,350	—

2023 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$120 - $145
Capital Expenditures, Development	$200 - $235
Exploration, Expensed	$30 - $35
Exploration, Capitalized	$10 - $15
General & Administrative Expenses	$36 - $40

Note: The Company’s guidance figures assume estimated prices of $1,800/oz gold and $23.00/oz silver as well as CAD of 1.25 and MXN of 20.00. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

Financial Results and Conference Call
Coeur will host a conference call to discuss its first quarter 2023 financial results on May 11, 2023 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
        (855) 669-9657 (Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, and other members of management. A replay of the call will be available through May 18, 2023.

Replay numbers:        (877) 344-7529 (U.S.)
        (855) 669-9658 (Canada)
        (412) 317-0088 (International)
Conference ID:        886 46 04

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with four wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip silver-zinc-lead exploration project in British Columbia.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding strategy, cash flow, growth, capital allocation and investment, cost management, liquidity and balance sheet management, exploration and development efforts and plans, reserve and resource growth, mine life extension, the gold stream agreement at Palmarejo, expectations, plans, costs and timing regarding the Rochester expansion project (including future LCM adjustments) and the Silvertip project, hedging strategies, anticipated production, costs and expenses and operations at Palmarejo, Rochester, Wharf and Kensington. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that the Rochester expansion project is not completed on a timely basis or requires more capital than currently anticipated for completion, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing and expanding large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold and silver and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploration and development activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns) and mining law changes, ground conditions, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the risk of adverse outcomes in litigation, the uncertainties inherent in the estimation of mineral reserves and resources, impacts from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to whom Coeur markets its production, the continued effects of the COVID-19 pandemic, including impacts to workforce, materials and equipment availability, inflationary pressures, continued access to financing sources, government orders that may require temporary suspension of operations at one or more of our sites and effects on our suppliers or the refiners and smelters to whom the Company markets its production and on the communities where we operate, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under Item 1300 of SEC Regulation S-K, namely our Director, Technical Services, Christopher Pascoe. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2022.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Liquidity is defined as cash and cash equivalents plus availability under the Company’s RCF. Adjusted liquidity is defined as liquidity plus the proceeds of the sale of Crown Sterling holdings which settled subsequent to quarter end. Please see tables in Appendix for the calculation of consolidated free cash flow, liquidity and adjusted liquidity.
2. As of March 31, 2023, Coeur had $30 million in outstanding letters of credit and $60 million in outstanding borrowings under its RCF.
3. Excludes amortization.
4. Includes capital leases. Net of debt issuance costs and premium received.

Average Spot Prices

	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Average Gold Spot Price Per Ounce	$1,890	$1,726	$1,729	$1,871	$1,877
Average Silver Spot Price Per Ounce	$22.55	$21.17	$19.23	$22.60	$24.00
Average Zinc Spot Price Per Pound	$1.42	$1.36	$1.49	$1.77	$1.70
Average Lead Spot Price Per Pound	$0.97	$0.95	$0.90	$0.99	$1.05

For Additional Information
Coeur Mining, Inc.
200 S. Wacker Drive, Suite 2100

Chicago, IL 60606
Attention: Jeff Wilhoit, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

Source: Coeur Mining

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2023	December 31, 2022
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$66,977	$61,464
Receivables	35,621	36,333
Inventory	62,054	61,831
Ore on leach pads	93,355	82,958
Equity securities	14,938	32,032
Prepaid expenses and other	15,199	25,814
	288,144	300,432
NON-CURRENT ASSETS
Property, plant and equipment, net	416,077	392,320
Mining properties, net	1,050,505	997,435
Ore on leach pads	42,092	51,268
Restricted assets	8,979	9,028
Equity securities	—	12,120
Receivables	22,098	22,023
Other	61,510	61,517
TOTAL ASSETS	$1,889,405	$1,846,143
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$119,094	$96,123
Accrued liabilities and other	69,222	92,863
Debt	32,039	24,578
Reclamation	5,796	5,796
	226,151	219,360
NON-CURRENT LIABILITIES
Debt	462,047	491,355
Reclamation	199,584	196,635
Deferred tax liabilities	20,909	14,459
Other long-term liabilities	34,178	35,318
	716,718	737,767
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 600,000,000 shares, 331,042,396 issued and outstanding at March 31, 2023 and 295,697,624 at December 31, 2022	3,310	2,957
Additional paid-in capital	3,990,080	3,891,265
Accumulated other comprehensive income (loss)	(4,719)	12,343
Accumulated deficit	(3,042,135)	(3,017,549)
	946,536	889,016
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,889,405	$1,846,143

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended March 31,
	2023	2022
	In thousands, except share data
Revenue	$187,298	$188,404
COSTS AND EXPENSES
Costs applicable to sales(1)	153,056	133,267
Amortization	22,708	26,433
General and administrative	12,083	10,272
Exploration	4,650	5,418
Pre-development, reclamation, and other	10,890	11,412
Total costs and expenses	203,387	186,802
OTHER INCOME (EXPENSE), NET
Fair value adjustments, net	10,561	10,605
Interest expense, net of capitalized interest	(7,389)	(4,568)
Other, net	(961)	1,737
Total other income (expense), net	2,211	7,774
Income (loss) before income and mining taxes	(13,878)	9,376
Income and mining tax (expense) benefit	(10,708)	(1,694)
NET INCOME (LOSS)	$(24,586)	$7,682
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges	(12,928)	(5,218)
Reclassification adjustments for realized (gain) loss on cash flow hedges	(4,134)	460
Other comprehensive income (loss)	(17,062)	(4,758)
COMPREHENSIVE INCOME (LOSS)	$(41,648)	$2,924

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Basic	$(0.08)	$0.03

Diluted	$(0.08)	$0.03
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2023	2022
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(24,586)	$7,682
Adjustments:
Amortization	22,708	26,433
Accretion	3,993	3,463
Deferred taxes	6,451	(8,262)
Fair value adjustments, net	(10,561)	(13,744)
Stock-based compensation	3,151	2,267
Write-downs	13,113	7,595
Deferred revenue recognition	(10,115)	(315)
Other	2,069	(1,340)
Changes in operating assets and liabilities:
Receivables	3,050	9,100
Prepaid expenses and other current assets	(496)	(509)
Inventory and ore on leach pads	(17,635)	(17,672)
Accounts payable and accrued liabilities	(26,145)	(21,125)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(35,003)	(6,427)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(74,048)	(69,502)
Proceeds from the sale of assets	—	15,371
Sale of investments	39,775	—
Proceeds from notes receivable	5,000	—
Other	(44)	(11)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(29,317)	(54,142)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	98,429	98,397
Issuance of notes and bank borrowings, net of issuance costs	75,000	85,000
Payments on debt, finance leases, and associated costs	(101,897)	(103,267)
Other	(2,097)	(3,403)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	69,435	76,727
Effect of exchange rate changes on cash and cash equivalents	399	272
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	5,514	16,430
Cash, cash equivalents and restricted cash at beginning of period	63,169	58,289
Cash, cash equivalents and restricted cash at end of period	$68,683	$74,719

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 1Q 2023	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Net income (loss)	$(110,375)	$(24,586)	$49,089	$(57,444)	$(77,434)	$7,682
Interest expense, net of capitalized interest	26,682	7,389	8,191	5,932	5,170	4,568
Income tax provision (benefit)	23,672	10,708	(421)	1,883	11,502	1,694
Amortization	107,901	22,708	28,077	29,151	27,965	26,433
EBITDA	47,880	16,219	84,936	(20,478)	(32,797)	40,377
Fair value adjustments, net	66,712	(10,561)	1,396	13,067	62,810	(10,605)
Foreign exchange (gain) loss	1,445	1,154	(123)	(93)	507	559
Asset retirement obligation accretion	14,762	3,993	3,643	3,597	3,529	3,463
Inventory adjustments and write-downs	54,680	14,187	8,725	22,005	9,763	8,592
(Gain) loss on sale of assets and securities	(62,589)	9	(62,064)	87	(621)	(1,831)
RMC bankruptcy distribution	(1,651)	—	(1,651)	—	—	—
COVID-19 costs	823	56	155	294	318	972
Other adjustments	492	70	782	(181)	(179)	—
Adjusted EBITDA	$122,554	$25,127	$35,799	$18,298	$43,330	$41,527
Revenue	$784,530	$187,298	$210,116	$182,993	$204,123	$188,404
Adjusted EBITDA Margin	16%	13%	17%	10%	21%	22%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Net income (loss)	$(24,586)	$49,089	$(57,444)	$(77,434)	$7,682
Fair value adjustments, net	(10,561)	1,396	13,067	62,810	(10,605)
Foreign exchange loss (gain)	1,991	458	(313)	513	990
(Gain) loss on sale of assets and securities	9	(62,064)	87	(621)	(1,831)
RMC bankruptcy distribution	—	(1,651)	—	—	—
COVID-19 costs	56	155	294	318	972
Other adjustments	70	782	(181)	(179)	—
Tax effect of adjustments	(37)	(5,616)	(231)	1,488	(10,990)
Adjusted net income (loss)	$(33,058)	$(17,451)	$(44,721)	$(13,105)	$(13,782)

Adjusted net income (loss) per share - Basic	$(0.11)	$(0.06)	$(0.16)	$(0.05)	$(0.05)
Adjusted net income (loss) per share - Diluted	$(0.11)	$(0.06)	$(0.16)	$(0.05)	$(0.05)

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Cash flow from operations	$(35,003)	$28,516	$(19,117)	$22,644	$(6,427)
Capital expenditures	74,048	113,094	96,602	73,156	69,502
Free cash flow	$(109,051)	$(84,578)	$(115,719)	$(50,512)	$(75,929)

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2022
Cash provided by (used in) operating activities	$(35,003)	$28,516	$(19,117)	$22,644	$(6,427)
Changes in operating assets and liabilities:
Receivables	(3,050)	(353)	119	4,882	(9,100)
Prepaid expenses and other	496	699	2,075	(3,523)	509
Inventories	17,635	8,798	13,715	11,263	17,672
Accounts payable and accrued liabilities	26,145	(18,022)	1,880	(5,493)	21,125
Operating cash flow before changes in working capital	$6,223	$19,638	$(1,328)	$29,773	$23,779

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2023

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$57,984	$48,083	$43,226	$24,953	$1,221	$175,467
Amortization	(8,719)	(5,218)	(5,844)	(1,409)	(1,221)	(22,411)
Costs applicable to sales	$49,265	$42,865	$37,382	$23,544	$—	$153,056
Inventory Adjustments	(201)	(13,474)	(207)	(38)	—	(13,920)
By-product credit	—	—	(74)	(570)		(644)
Adjusted costs applicable to sales	$49,064	$29,391	$37,101	$22,936	$—	$138,492

Metal Sales
Gold ounces	25,970	8,349	20,902	15,645	—	70,866
Silver ounces	1,795,159	769,804	—	23,956	—	2,588,919
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	49%	47%	100%	100%
Silver	51%	53%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$926	$1,655	$1,775	$1,466		$1,381
Silver ($/oz)	$13.94	$20.24			$—	$15.83
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2022

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$55,325	$50,211	$49,887	$30,716	$1,133	$187,272
Amortization	(8,281)	(6,034)	(10,672)	(1,748)	(1,133)	(27,868)
Costs applicable to sales	$47,044	$44,177	$39,215	$28,968	$—	$159,404
Inventory Adjustments	103	(8,429)	(103)	(106)	—	(8,535)
By-product credit	—	—	(59)	(413)	—	(472)
Adjusted costs applicable to sales	$47,147	$35,748	$39,053	$28,449	$—	$150,397

Metal Sales
Gold ounces	25,252	11,646	30,863	20,428	—	88,189
Silver ounces	1,490,444	974,810	—	17,387	—	2,482,641
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	55%	52%	100%	100%
Silver	45%	48%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,027	$1,596	$1,265	$1,393		$1,270
Silver ($/oz)	$14.23	$17.60			$—	$15.57
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2022

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$51,271	$57,681	$50,658	$31,078	$1,260	$191,948
Amortization	(8,027)	(6,921)	(10,369)	(2,191)	(1,260)	(28,768)
Costs applicable to sales	$43,244	$50,760	$40,289	$28,887	$—	$163,180
Inventory Adjustments	(445)	(21,331)	(28)	(152)	—	(21,956)
By-product credit	—	—	(97)	(153)	—	(250)
Adjusted costs applicable to sales	$42,799	$29,429	$40,164	$28,582	$—	$140,974

Metal Sales
Gold ounces	24,378	8,725	27,609	21,070	—	81,782
Silver ounces	1,554,288	733,383	—	7,931	—	2,295,602
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	54%	54%	100%	100%
Silver	46%	46%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$948	$1,821	$1,455	$1,357		$1,318
Silver ($/oz)	$12.67	$18.46			$—	$14.52
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales

for Three Months Ended June 30, 2022

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$58,800	$42,914	$48,680	$26,600	$1,259	$178,253
Amortization	(9,737)	(4,961)	(9,369)	(2,248)	(1,259)	(27,574)
Costs applicable to sales	$49,063	$37,953	$39,311	$24,352	$—	$150,679
Inventory Adjustments	45	(9,490)	(362)	147	—	(9,660)
By-product credit	—	—	(233)	(124)	—	(357)
Adjusted costs applicable to sales	$49,108	$28,463	$38,716	$24,375	$—	$140,662

Metal Sales
Gold ounces	29,285	8,071	27,666	19,764	—	84,786
Silver ounces	1,854,695	682,677	—	5,828	—	2,543,200
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	51%	50%	100%	100%
Silver	49%	50%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$855	$1,763	$1,399	$1,233		$1,207
Silver ($/oz)	$12.97	$20.85			$—	$15.09
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2022

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$52,611	$36,985	$45,532	$22,918	$1,259	$159,305
Amortization	(9,386)	(4,710)	(8,622)	(2,061)	(1,259)	(26,038)
Costs applicable to sales	$43,225	$32,275	$36,910	$20,857	$—	$133,267
Inventory Adjustments	(303)	(8,001)	92	(106)	—	(8,318)
By-product credit	—	—	(245)	(392)	—	(637)
Adjusted costs applicable to sales	$42,922	$24,274	$36,757	$20,359	$—	$124,312

Metal Sales
Gold ounces	28,242	5,928	22,834	18,207		75,211
Silver ounces	1,796,028	638,116	—	16,138	—	2,450,282
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	48%	42%	100%	100%
Silver	52%	58%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$730	$1,720	$1,610	$1,118		$1,169
Silver ($/oz)	$12.43	$22.06			$—	$14.95
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales for 2023 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$240,135	$198,827	$115,365
Amortization	(39,570)	(39,229)	(5,803)
Costs applicable to sales	$200,565	$159,598	$109,562
By-product credit	—	—	(759)
Adjusted costs applicable to sales	$200,565	$159,598	$108,803

Metal Sales
Gold ounces	106,452	106,863	87,388
Silver ounces	6,802,113	—	32,346

Revenue Split
Gold	51%	100%	100%
Silver	49%

Adjusted costs applicable to sales
Gold ($/oz)	$900 - $1,050	$1,500 - $1,700	$1,200 - $1,350
Silver ($/oz)	$14.25 - $15.25

Reconciliation of Costs Applicable to Sales for 2022 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$219,862	$165,031	$191,055	$109,179
Amortization	(35,687)	(22,218)	(39,051)	(7,811)
Costs applicable to sales	$184,175	$142,813	$152,004	$101,368
By-product credit	—	—	—	(745)
Adjusted costs applicable to sales	$184,175	$142,813	$152,004	$100,623

Metal Sales
Gold ounces	107,034	37,072	113,890	78,757
Silver ounces	6,831,642	3,257,498		32,199

Revenue Split
Gold	51%	47%	100%	100%
Silver	49%	53%

Adjusted costs applicable to sales
Gold ($/oz)	$825 - $925	$1,650 - $1,850	$1,300 - $1,400	$1,250 - $1,350
Silver ($/oz)	$12.75 - $13.75	$20.00 - $26.00